EXHIBIT 10.2

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective July 1, 2013

TABLE OF CONTENTS
ARTICLE 1. INTRODUCTION		1
1.1	Establishment of Plan	1
1.2	Purpose of the Plan	1
ARTICLE 2. DEFINITIONS		2
2.1	Definitions	2
2.2	Number and Gender	8
ARTICLE 3. PARTICIPATION AND SERVICE		8
3.1	General	8
3.2	Date of Participation	8
3.3	Duration; Rehire	8
3.4	Contribution Credit Service	9
3.5	Vesting Service	9
ARTICLE 4. RETIREMENT BENEFITS		10
4.1	Account	10
4.2	Contribution Credits	11
4.3	Annual Indexation Credits	12
4.4	Special Rules For Determining Balance of Accounts and for Crediting Contribution Credits and Annual Indexation Credits	13
4.5	Vesting	15
4.6	Forfeiture	15
ARTICLE 5. PAYMENT OF BENEFITS; DEATH BENEFITS		16
5.1	Amount of Benefit	16
5.2	Automatic Form of Benefit Payment	16
5.3	Optional Forms of Benefit Payments	16
5.4	Automatic Time of Benefit Payment	17
5.5	Optional Time of Benefit Payment	17
5.6	Manner and Time of Elections	18
5.7	Death Benefits	19
5.8	Beneficiary Designation	20
ARTICLE 6. SOURCE OF PAYMENTS		21
ARTICLE 7. ADMINISTRATION		22
7.1	Committee	22
7.2	Procedures for Requesting Benefit Payments	23
ARTICLE 8. AMENDMENT AND TERMINATION		24
8.1	Amendment of the Plan	24
8.2	Termination of the Plan	24
8.3	Change in Control	25

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ARTICLE 9. MISCELLANEOUS PROVISIONS		26
9.1	Employment Rights	26
9.2	No Examination or Accounting	26
9.3	Records Conclusive	27
9.4	Severability	27
9.5	Counterparts	27
9.6	Taxes	27
9.7	Binding Effect	27
9.8	Assignment	28
9.9	Incapacity	29
9.10	Unsecured Creditor	29
9.11	Notice	29
9.12	Benefits Not Salary	30
9.13	Captions	30
9.14	Governing Law	30
9.15	Addresses	31
FEDERAL HOME LOAN BANK OF SAN FRANCISCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Schedule A		1
FEDERAL HOME LOAN BANK OF SAN FRANCISCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Schedule B		1

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ARTICLE I.  INTRODUCTION
1.1    Establishment of Plan
Federal Home Loan Bank of San Francisco, incorporated under the laws of the United States, first established the Federal Home Loan Bank of San Francisco Supplemental Executive Retirement Plan effective January 1, 2003, then amended and restated the Plan effective January 1, 2005 and January 1, 2009. This is an amendment and restatement of the Plan effective July 1, 2013.
1.2    Purpose of the Plan
The purpose of this Plan is to provide supplemental retirement benefits for a select group of management or highly compensated employees of the Bank. Payments under the Plan shall be made from the general assets of the Bank or from the assets of the trust, if any, established as part of the Plan. It is intended that the Plan remain at all times a nonqualified plan and that the trust, if any, shall constitute a grantor trust under Sections 671 through 679 of the Code. Until paid, any and all assets of any vehicle used for payment of benefits under this Plan shall remain owned by the Bank, subject to the claims of its general creditors in the event of the Bank’s insolvency.
This Plan, as amended and restated, is intended to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder.

ARTICLE 2.  DEFINITIONS
2.1    Definitions
Whenever used in this Plan, the following words and phrases shall have the meanings set forth below unless a different meaning is expressly provided or plainly required by the context:
(a)    “Account” means the account established for a Participant pursuant to Section 4.1 of the Plan.
(b)    “Actuarial Equivalent” means a benefit having the same value as the benefit for which it is substituted. The determination of the Actuarial Equivalent of any benefit as provided for under this Plan shall be made based on the factors specified in the definition of Actuarial Equivalent in the Cash Balance Plan.
(c)    “Annual Indexation Credit” means the credit to an Account described in Section 4.3.
(d)    “Bank” means Federal Home Loan Bank of San Francisco and any successor thereto that agrees to assume the duties and obligations of the Bank hereunder.
(e)    “Beneficiary” means the person or entity designated by a Participant or Former Participant pursuant to Section 5.8 to receive any death benefit payable under this Plan. If no Beneficiary is properly designated at the time of the Participant’s or Former Participant’s death, or if no person so designated shall have survived the Participant or Former Participant, the Beneficiary shall be the surviving spouse, or if there is no surviving spouse, the Participant’s or Former Participant’s estate. A Beneficiary designation will not become effective unless it is made on the form designated by the Bank and it is received by the Bank prior to the Participant’s death.

(f)    “Benefit Equalization Plan” means the Federal Home Loan Bank of San Francisco Benefit Equalization Plan, as amended from time to time.
(g)    “Board of Directors” means the Board of Directors of the Bank.
(h)    “Cash Balance Plan” means the Federal Home Loan Bank of San Francisco Cash Balance Plan, as amended from time to time.
(i)    “Cause” means any of the following:
(1)    Criminal or other willful misconduct of the Participant or Former Participant that materially violates any laws, regulations or orders of any government agency, including without limitation any laws, regulations or orders applicable to the Bank; or
(2)    Deliberate material failures of the Participant or Former Participant to comply with the Bank’s policies and procedures or with any directive of the Board of Directors.
(j)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(k)    “Change in Control” means a transaction described in 12 United States Code Section 1446(26), so long as that transaction also qualifies as a change in ownership or effective control or a change in ownership of a substantial portion of assets under Code Section 409A and the regulations promulgated thereunder.
(l)    “Committee” means the committee appointed by the Board of Directors in accordance with Section 7.1 of this Plan.
(m)    “Compensation” means the base salary and other wages, bonuses, commissions, and other taxable remuneration payable to a Participant by the Bank for a Plan Year or other period taken into account in making the determination. In applying this definition, Compensation shall also include any salary reduction elected by the Participant under Code Sections 125,

401(k) and 132(f)(4), and any deferrals or contributions made by the Participant under any nonqualified deferred compensation or excess benefit plans maintained by the Bank, including, without limitation, the Deferred Compensation Plan and the Benefit Equalization Plan. The foregoing notwithstanding, in determining a Participant’s Compensation, all long-term incentive payments, reimbursements and expense allowances, moving expenses, fringe benefits, income attributable to group-term life insurance, long-term disability payments, meals and lodging, contributions made by the Bank on behalf of the Participant to, and all distributions from, qualified plans, nonqualified deferred compensation plans, and excess benefit plans (including, without limitation, the Cash Balance Plan, the Savings Plan, the Deferred Compensation Plan and the Benefit Equalization Plan) shall be excluded.
(n)    “Contribution Credit” means the credit to an Account described in Section 4.2.
(o)    “Contribution Credit Service” means the service described in Section 3.4.
(p)    “Deferred Compensation Plan” means the Federal Home Loan Bank of San Francisco Deferred Compensation Plan, as amended from time to time.
(q)    “Disability” means that a Participant:
(1)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
(2)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any accident and health plan covering employees of the Participant’s employer.
The determination of the existence of a Disability shall be made by the Bank in accordance with Code Section 409A.
(r)    “Final Average Pay” means the highest average annual Compensation of a Participant during any three (3) consecutive calendar years completed during which an individual is a Participant in the period preceding the determination date. If the Participant received Compensation for fewer than three (3) consecutive complete calendar years while a Participant, Final Average Pay shall be determined taking into account either the Participant’s last three (3) completed calendar years as a Participant, or, if fewer than three (3) calendar years have been completed as a Participant, the Participant’s entire completed service with the Bank.
(s)    “Former Participant” means either:
(1)    Any former employee of the Bank who has a vested Account under the Plan; or
(2)    Any current employee of the Bank who was a Participant under the Plan irregardless of whether such individual’s Account is vested or nonvested.
(t)    “Participant” means an employee who becomes a Participant as provided in Article 3.
(u)    “Plan” means the Federal Home Loan Bank of San Francisco Supplemental Executive Retirement Plan, as established by this document and as amended from time to time.
(v)    “Plan Year” means the calendar year.
(w)    “Savings Plan” means the Federal Home Loan Bank of San Francisco Savings Plan, as amended from time to time.

(x)    “Spouse” means:

(a)	The person to whom a Participant is legally married under the laws of any state or other jurisdiction; or

(b)	A person of the same gender as the Participant with whom the Participant has entered into a valid domestic partnership pursuant to the laws of the State of California.
All uses of the word “spouse” (including a surviving spouse) in this Plan document are deemed to be capitalized and to refer to this defined term “Spouse.”
(y)    “Termination of Employment” means the Participant (or Former Participant) ceasing to be employed in any capacity by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death. Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Member and the Bank reasonably anticipated that no further services would be performed after a certain date. A Termination of Employment will not be deemed to have occurred if a Participant (or Former Participant) continues to provide services to the Bank as an employee, independent contractor or otherwise, at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediate preceding 36 months with the Bank (or if less, such lesser period); provided, however, that a Termination of Employment will be deemed to have occurred if the Participant’s (or Former Participant’s) service with the Bank, as an employee, independent contractor or otherwise, is reduced to an annual rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding 36 months with the Bank (or if less, such lesser period).

In addition to the foregoing, the employment of a Participant (or Former Participant) shall not be deemed to be terminated while the Participant (or Former Participant) is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s (or Former Participant’s) right to reemployment with the Bank is provided by either statute or contract. If the period of leave exceeds six (6) months and the Participant’s (or Former Participant’s) right to reemployment is not provided by either statute or contract, then the employee is deemed to have a Termination of Employment on the first day immediately following such six (6) month period.
For the purposes of this definition only, the term Bank includes Federal Home Loan Bank of San Francisco and its entire controlled group within the meaning of Code Section 414(b) and 414(c), using the 80% standard instead of the 50% standard outlined in Treasury Regulations interpreting Code Section 409A.
(z)    “Total Retirement Income” means the amount determined under (1) and (2) below projected using the assumptions, and in the manner, set forth in Section 4.4 below, determined as the Actuarial Equivalent of a single life annuity commencing at the later of the Participant’s Normal Retirement Date (as defined in the Cash Balance Plan) and the date of Termination of Employment with the Bank.
(1)    all benefits accrued by a Participant or Former Participant under the Cash Balance Plan, the Financial Institutions Retirement Fund and this Plan, plus
(2)    all benefits contributed by the Bank on behalf of a Participant or Former Participant under the Deferred Compensation Plan and the Benefit Equalization Plan with the exception of any matching contributions contributed by the Bank on behalf of a Participant or
Former Participant and any deferrals or contributions made at the direction of the Participant or Former Participant.
(aa)    “Vesting Service” means the service described in Section 3.5.
2.2    Number and Gender

Except when otherwise indicated by the context, any use of any term in the singular or plural shall also include the opposite number. As used in the Plan, the masculine gender shall be deemed to refer to the feminine whenever appropriate.
ARTICLE 3.  PARTICIPATION AND SERVICE
3.1    General
Participation in the Plan is limited solely to a select group of management or highly compensated employees who hold positions that are designated by the Board of Directors as covered under the Plan.
3.2    Date of Participation
An individual shall automatically become a Participant on the later of:
(a)    January 1, 2003, or
(b)    the date that the individual first begins service in a position that the Board of Directors has designated as covered under the Plan.
3.3    Duration; Rehire
(a)    Participant. An employee who becomes a Participant shall continue to be a Participant until the employee has a Termination of Employment with the Bank or until the employee no longer serves in a position which the Board of Directors has designated as covered under the Plan.
(b)    Former Participant. An individual shall continue to be a Former Participant until payment of his or her Account is made in full, begins, is forfeited pursuant to Section 4.6, or unless he or she once again becomes a Participant pursuant to Section 3.3(c).
(c)    Rehire. A former employee who was a Participant in the Plan and is subsequently rehired by the Bank shall once again become a Participant on the date he or she begins service in a position that the Board of Directors has designated as covered under the Plan. Such individual’s Contribution Credit Service and Vesting Service shall be determined in accordance with the provisions of Sections 3.4 and 3.5.
3.4    Contribution Credit Service
Except as otherwise provided in this Section, Contribution Credit Service shall include the Participant’s aggregate periods of employment (including years and fractions thereof) with the Bank or with an entity covered by the Financial Institutions Retirement Fund on and after January 1, 1996. Notwithstanding the foregoing, all employment with the Bank necessary to complete six (6) months of Vesting Service as defined in, and required for participation under, the Cash Balance Plan shall be excluded from Contribution Credit Service for purposes of this Plan.
3.5    Vesting Service
Vesting Service with respect to a particular Contribution Credit and the Annual Indexation Credits associated therewith shall include a Participant’s aggregate periods of employment (including years and fractions thereof) with the Bank from the date such Contribution Credit is credited to the Participant’s Account.
ARTICLE 4.  RETIREMENT BENEFITS
4.1    Account
(a)    The Bank shall establish and maintain an Account on its books for each Participant (and Former Participant) in the Plan. The balance of a Participant’s (or Former Participant’s) Account as of any date shall be equal to the sum of the Participant’s (or Former Participant’s) Contribution Credits and Annual Indexation Credits, if any, as of that date, as adjusted pursuant to Sections 4.4(b) and 4.4(c) below and, if applicable, Sections 4.1(b) and (c). As of the date payment of benefits is made or commences under this Plan, the Participant’s or Former Participant’s Account shall be reduced to zero (0), such individual shall cease to be a Participant or Former Participant, and, subject to other applicable provisions of the Plan, benefits shall be paid under the automatic form of benefit payment provided under Section 5.2 or, if applicable, the optional form of benefit payment elected by the Participant or Former Participant under Section 5.3.
(b)    Rehired Individuals. If an individual, in accordance with the provisions of Section 3.3(c), once again becomes a Participant, then such individual’s Account shall be determined as follows: upon the date such individual once again becomes a Participant such individual’s Account shall be redetermined (without regard to any distribution previously made or scheduled to be made) and shall be credited only with those amounts which were unvested at the time of the earlier termination and which were not a part of any distribution or scheduled distribution. Any such unvested amounts shall be subject to the vesting requirements set forth in Section 4.5.
4.2    Contribution Credits
(a)    Crediting Accounts. A Contribution Credit shall be credited to the Account of each Participant as follows:
(1)    The Contribution Credit for a Plan Year shall be credited to the Account of each Participant as of the last day of each Plan Year, beginning in 2003. No Contribution Credit shall be credited to the Account of any Participant for, or with respect to, any year prior to 2003.
(2)    A Contribution Credit shall be credited to a Participant who has a Termination of Employment or who ceases to be a Participant but otherwise remains employed by the Bank during the course of a Plan Year solely for that portion of Plan Year during which the individual was a Participant. The Contribution Credit for a Participant who has a Termination of Employment shall be credited as of the date of termination. The Contribution Credit for a Participant who ceases to be a Participant but otherwise remains employed by the Bank shall be credited as of December 31 of the applicable Plan Year.
(3)    Subject to Section 4.4 and other applicable provisions of the Plan, the amount of the Contribution Credit credited to the Account of Participants shall be determined in accordance with Schedule A attached hereto unless the Board of Directors specifically provides that the amount of the Contribution Credit to a particular Participant’s Account shall be determined in accordance with Schedule B attached hereto. Additionally, the Board of Directors may, in its discretion and from time to time, designate that the amount of the Contribution Credit credited to the Account of a particular Participant or Participants for a Plan Year shall be determined in accordance with a separate Schedule, which Schedule shall be attached hereto. In no circumstances, however, shall the Account of a Participant be credited with Contribution Credits for a Plan Year under more than one Schedule. The Board of Directors must designate any such alternative schedule (other than Schedule A) on or before December 31 of the Plan Year to which the schedule will apply to any Participant or group of Participants.
(b)    Former Participants. No Contribution Credits shall be credited to the Account of any Former Participant with respect to any period of time such individual was not a Participant.
4.3    Annual Indexation Credits
(a)    Crediting Accounts. Annual Indexation Credits shall be credited to the Accounts of Participants and Former Participants as follows:
(1)    The Annual Indexation Credit for a Plan Year shall be credited to the Account of Participants and Former Participants as of the last day of each Plan Year beginning in 2004. No Annual Indexation Credit shall be credited to the Account of any Participant or Former Participant or with respect to any year prior to 2004.
(2)    Subject to Section 4.4 and other applicable provisions of the Plan, the amount of the Annual Indexation Credit credited to the Account of Participants and Former Participants shall be six percent (6%) of the balance of the Account determined as of the first day of the applicable Plan Year.
(b)    Proration; Cessation of Annual Indexation Credits. The Annual Indexation Credit for the Plan Year in which a Participant or Former Participant receives, or begins receiving, payment of his or her benefit under this Plan shall be prorated as provided in Section 4.4(a)

below and no further Annual Indexation Credits shall be credited to such Participant or Former Participant.
4.4    Special Rules For Determining Balance of Accounts and for Crediting Contribution Credits and Annual Indexation Credits
(a)    Proration. If the Account of a Participant or Former Participant is determined as of a date during the Plan Year, the rules set forth in Section 4.2 and 4.3 shall be applied by treating the date of determination as the end of a short Plan Year. In such a case, the Participant’s Compensation for the Plan Year to the calculation date shall be used in determining Compensation and the Contribution Credit, and the Annual Indexation Credit shall be prorated to reflect the portion of the year that has been completed as of the date of determination.
(b)    Total Retirement Income – Current Limitation. Notwithstanding anything in this Plan to the contrary, the Total Retirement Income of a Participant or Former Participant shall be limited to fifty percent (50%) of the Participant’s or Former Participant’s Final Average Pay, and a Participant’s or Former Participant’s Contribution Credits and/or Annual Indexation Credits, as applicable, under this Plan shall be adjusted as set forth in Section 4.4(d) below in order to ensure that such limit is observed. For this purpose Total Retirement Income shall be determined as of the earlier of the last day of the current Plan Year and the date payments begin, and Final Average Pay shall be determined as of the earliest of the last day of the current Plan Year, Termination of Employment (if any), and the date the Participant ceases to be a Participant (if any).
(c)    Total Retirement Income – Projected Limitation. Notwithstanding anything in this Plan to the contrary, the projected Total Retirement Income of a Participant shall be limited to fifty percent (50%) of the Participant’s projected Final Average Pay, and a Participant’s

Contribution Credits and/or Annual Indexation Credits, as applicable, under this Plan shall be adjusted as set forth in Section 4.4(d) below in order to ensure that such limit is observed. For this purpose, in the case of a Participant who has not yet attained age 65, Total Retirement Income and Final Average Pay shall be projected from the last day of the current Plan Year to the date the Participant attains age 65 by assuming four percent (4%) annual pay increases and that the Participant remains a Participant until such projected date. The projected limitation under this Section 4.4(c) shall not apply unless the Participant remains a Participant until the last day of the Plan Year.
(d)    If, pursuant to Section 4.4(b), a Participant’s or Former Participant’s Total Retirement Income exceeds the fifty percent (50%) limits set forth in Sections 4.4(b), then Contribution Credits and/or Annual Indexation Credits, as applicable, for the current and, if necessary, prior Plan Years shall be reduced as necessary to limit Total Retirement Income accordingly. If such Participant’s or Former Participant’s Total Retirement Income subsequently falls below the fifty percent (50%) limits set forth in Section 4.4(b), then any Contribution Credits and/or Annual Indexation Credits previously reduced shall be restored as necessary.
(e)    If, pursuant to Section 4.4(c), a Participant’s or Former Participant’s Total Retirement Income is projected to exceed the fifty percent (50%) limits set forth in Section 4.4(c), then the projected future Contribution Credits and/or Annual Indexation Credits, as applicable, shall be reduced, and, if necessary, Contribution Credits and/or Annual Indexation Credits for the current Plan Year, and then any prior Plan Years, shall be reduced to the extent required to limit the projected Total Retirement Income accordingly. If such Participant’s or Former Participant’s Total Retirement Income subsequently is projected to fall below the fifty percent (50%) limits set forth in 4.4(c), then any Contribution Credits and/or Annual Indexation

Credits previously reduced shall be restored as necessary, first with respect to any prior Plan Years in order of the most recently reduced, and second with respect to projected Plan Years.
4.5    Vesting
The interest of each Participant in his or her Account shall vest as follows:
(a)    Vesting of Contribution Credits. Each Participant shall become fully vested in a particular Contribution Credit upon the completion of three (3) years of Vesting Service following the beginning of the Plan Year (or portion thereof) with respect to which such Contribution Credit is credited to the Participant’s Account.
(b)    Vesting of Annual Indexation Credits. Each Participant shall become fully vested in that portion of each Annual Indexation Credit which has been credited to his or her Account with respect to a particular Contribution Credit at the time such Participant becomes fully vested in such Contribution Credit and all further Annual Indexation Credits with respect to that vested Contribution Credit shall be fully vested.
(c)    Attainment of Age 62. Notwithstanding any other provision of this Plan to the contrary, each Participant shall become fully vested in his or her Account on the date such Participant attains age 62 and all further Contribution Credits and Annual Indexation Credits to such Participant’s Account shall be fully vested.
4.6    Forfeiture
(a)    Termination for Cause. Notwithstanding any other provision of this Plan to the contrary, each Participant shall forfeit his or her entire Account (whether vested or nonvested) if the Participant has a Termination of Employment for Cause. For purposes of the Plan, Cause shall be determined by the Bank in its sole discretion using the definition set forth in Section 2.1(i).
(b)    Termination Prior to Attaining Age 62. Subject to the provisions of Section 4.1(b) and pursuant to the provisions of Section 4.5, each Participant whose Termination of Employment prior to the date the Participant attains age 62 shall forfeit the unvested final three (3) years of Contribution Credits credited to his or her Account under the Plan.
ARTICLE 5.  PAYMENT OF BENEFITS; DEATH BENEFITS
5.1    Amount of Benefit
The benefit payable under this Plan to a Participant or Former Participant shall be equal to such individual’s vested Account balance at the time payment is made or commences.
5.2    Automatic Form of Benefit Payment
Unless a Participant or Former Participant elects, in the manner prescribed in Section 5.6, an optional form of benefit payment set forth in Section 5.3 within 30 days of first becoming a Participant, the automatic form of benefit payment under the Plan shall be a single lump sum.
5.3    Optional Forms of Benefit Payments
A Participant or Former Participant may elect in accordance with Section 5.6 to receive his or her benefits in one of the following optional forms of payment (which shall be the Actuarial Equivalent of the automatic form provided in Section 5.2) to the extent applicable:
(a)    A Life Annuity Option. A life annuity payable to the Participant or Former Participant as of the first day of each month until (and including) the month in which the Participant or Former Participant dies.

(b)    A Contingent fifty Percent (50%) Annuitant Option. An annuity payable as of the first day of each month to the Participant or Former Participant, for life, with a continuing annuity to the Beneficiary if the Beneficiary survives the Participant or Former Participant, in an amount which is fifty percent (50%) of the monthly annuity payable to the Participant or Former Participant, beginning with the first day of the month following the Participant’s or Former Participant’s death and continuing for the Beneficiary’s lifetime.
5.4    Automatic Time of Benefit Payment
(a)    Automatic Time. Unless a Participant or Former Participant elects, in the manner prescribed in Section 5.6, an optional time of benefit payment within 30 days of first becoming a Participant, the automatic time of payment of a benefit under the Plan shall be the earlier of the Participant’s Termination of Employment, death or Disability.
(b)    Date Payment is Made. Payment of a benefit under the Plan shall begin as soon as administratively practicable, but not later than 90 days, following Termination of Employment, death or Disability. The Bank shall decide, in its sole discretion, the exact date payment shall begin within such 90-day period.
5.5    Optional Time of Benefit Payment
Notwithstanding Section 5.4(b) above, if a Participant has a Termination of Employment at age 45 or older he may elect to defer payment of benefits under the Plan beyond such Termination of Employment, provided such election is made in accordance with Section 5.6 and the distribution is to be made on a specified date, death or Disability. No payment of benefits may be made under this Plan prior to Termination of Employment, death or Disability. Notwithstanding the foregoing, distributions shall commence no later than the April 1 following the end of the calendar year in which the later of the two following events occur: (1) the Participant reaches age 70 ½, or (2) the Participant has a Termination of Employment.
5.6    Manner and Time of Elections
(a)    The election of an optional form or time of benefit payment shall be made on such forms as may be prescribed by the Bank. Except as provided in Section 5.6(b), a Participant must make an election regarding the optional form of benefit and the optional time of benefit payment within 30 days of first becoming a Participant and such election shall be irrevocable on the beginning of the 31st day after becoming a Participant. If no election is made within such 30 days, the automatic form of benefit payment and automatic time of benefit payment rules will apply. A Participant (or Former Participant) may modify his election or the automatic form and time of benefit but the date the modification is submitted to the administrator must be at least twelve (12) months prior to the Participant’s (or Former Participant’s) scheduled distribution date, the modification shall not be effective for twelve (12) months after it becomes irrevocable and the first payment under the modified distribution date must occur at least five (5) years after the date such payment would have been made absent the modification; provided, however, that the additional five (5) years shall not apply to payments elected to be made upon death or to any change in the form of payment between annuities that are Actuarial Equivalents. The election to modify in the preceding sentence shall be irrevocable twelve (12) months prior to the scheduled distribution date absent the modification.
(b)    The rules regarding elections apply to rehired employees described in Section 4.1(b), in the same way it applies to newly eligible employees.

(c)    Notwithstanding any other provision in the Plan to the contrary, during 2008 a Participant may modify the form of distribution and the distribution date elected under Section 5.6(a), provided that the election is made not later than December 31, 2008. No election under this Section shall: (1) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (2) be permitted after December 31, 2008.
(d)    Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.
(e)    The Committee may delay any payment to a Participant or Former Participant upon the Committee’s reasonable anticipation of one or more of the following: (i) making such payment would jeopardize the Bank’s ability to continue as a going concern and the payment is made to the Participant during the first taxable year in which making the payment would not have such effect on the Bank; or (ii) making such payment would violate Federal securities laws or other applicable law.
5.7    Death Benefits
(a)    In the case of a Participant or Former Participant:
(1)    who has a vested interest in his or her Account balance; and
(2)    who dies before benefit payment has been made in the case of the lump sum automatic form of payment pursuant to Section 5.2, or who has elected the life annuity form of payment pursuant to Section 5.3(a) and dies before payment has begun, the amount of the vested Account balance shall be paid in a lump sum to the Participant’s or Former Participant’s

Beneficiary eighteen (18) months after the death of the Participant or Former Participant. In order to change the form or the time of the payment, the Beneficiary must make an election within six (6) months after the Participant’s or Former Participant’s death to receive a distribution in a form that is available to Beneficiaries under Section 5.3, such election shall be irrevocable on the six (6) month anniversary of the Participant’s death and shall not be effective for twelve (12) months after the date such election becomes irrevocable. If the Beneficiary fails to make a timely election, the Beneficiary will receive the benefit in the form of a lump sum at the end of the eighteen (18) month period. The Beneficiary cannot elect to receive: (1) payment past the date that is the April 1 following the end of the calendar year in which the Participant would have attained age 70 ½, (2) benefits in a form not allowed under the Cash Balance Plan and (3) benefits before the end of the eighteen (18) month period.
(b)    In the case of a Participant or Former Participant:
(1)    who has a vested interest in his or her Account balance; and
(2)    who has elected the contingent fifty percent (50%) annuitant option pursuant to Section 5.3(b) and who dies either before or after benefit payment has begun, the amount of the vested Account balance shall be paid or continue to be paid in the form of the contingent fifty percent (50%) annuitant option described in Section 5.3(b).
(c)    In no other case shall any amount be paid to a Participant’s or Former Participant’s Beneficiary.
5.8    Beneficiary Designation
A Participant or Former Participant may designate a person or other entity as the Beneficiary to receive any death benefit payable under the Plan. Each Beneficiary designation shall be in the form prescribed by the Bank, shall be effective only when properly filed in writing with the Bank before the earlier of the Participant’s or Former Participant’s death or the time payment is made or commences, and shall revoke all prior designations by the Participant or Former Participant.
ARTICLE 6.  SOURCE OF PAYMENTS
All benefits payable under the Plan shall be paid as they become due and payable by the Bank out of its general assets. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of Participants, Former Participants or their Beneficiaries or create a fiduciary relationship between the Bank and the Participants, Former Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under the Plan, such rights shall be no greater than the right of any unsecured general creditors of the Bank. Notwithstanding the foregoing, the Bank may, in its sole discretion, execute a trust agreement with a trustee, or enter into one or more contracts with an insurance company or companies, or adopt a combination of both methods of funding. Any such trust so established shall be a “rabbi” grantor trust under Sections 671 through 679.

ARTICLE 7.  ADMINISTRATION
7.1    Committee
(a)    General. The Committee, subject to those powers which the Board of Directors has reserved as described in Article 8 below, shall have general authority over, and responsibility for, the administration and interpretation of the Plan. The Committee shall have full power, authority and discretion to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the trust, if any, the calculation of the amount of benefits payable under the Plan, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.
(b)    Composition. The Committee shall consist of at least three individuals, each of whom shall be appointed by the Board of Directors. Any Committee member may resign by delivering his or her written resignation to the Committee no later than fifteen (15) days before the effective date of the resignation. The Board of Directors may remove any member of the Committee at any time and for any reason with or without advance written notice. Vacancies in the Committee arising by resignation, death, removal or otherwise shall be filled by the Board of Directors.
(c)    Committee Procedures. The Committee shall elect or designate one of its own members as Chair, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Committee shall constitute a quorum for the transaction of business by the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chair, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the matter to be voted upon. The Committee may establish procedures pursuant to which a Committee member may elect not to participate in a Committee proceeding in which such member has an interest. No Committee member shall be entitled to act on or decide any matters relating solely to such Committee member as a Participant or any of his or her rights or benefits under the Plan.
(d)    Expenses. All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank. The Committee members shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses actually incurred in connection therewith. No bond or other security is required of the Committee or any member thereof in any jurisdiction.
(e)    Liability; Indemnification. No Committee member shall be personally liable by reason of any instrument executed by such Committee member, or action taken by the member in his or her capacity as a Committee member, acting in good faith and exercising reasonable care, nor for any mistake of judgment made in good faith. Committee members may be entitled to indemnification for certain costs, expenses and liabilities to the fullest extent permitted by applicable law and regulations and the charter and bylaws of the Bank, and subject to the terms and conditions set forth in such bylaws.
7.2    Procedures for Requesting Benefit Payments
To obtain Plan benefits, a Participant, Former Participant or Beneficiary must file a written application with the Bank. Procedures for filing a claim in the event that Plan benefits are denied in whole or in part may be obtained from the Bank.
ARTICLE 8.   AMENDMENT AND TERMINATION
8.1    Amendment of the Plan
The Bank reserves the right to amend the Plan at any time and in any respect whatsoever by action of its Board of Directors or by such other means as may be prescribed by the Board of Directors. The President of the Bank shall have authority to make administrative and other amendments to the Plan as may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan thereto (including any such amendments as necessary or appropriate from time to time to conform the Plan to changes in applicable laws), provided that any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan. All amendments to the Plan that have a material effect on the then currently estimated cost to the Bank of maintaining the Plan must be approved by the Board of Directors. Retroactive Plan amendments may not decrease the Account balance of any Participant or Former Participant determined as of the time the amendment is adopted, unless the Participant or Former Participant consents in writing.
8.2    Termination of the Plan
While it is the intent of the Bank to maintain the Plan indefinitely, it reserves the right to terminate the Plan in whole or in part by action of the Board of Directors (or by such other means as may be prescribed by the Board of Directors) at any time.
Upon termination of the Plan, no further benefits shall accrue under the Plan to any Participant or Former Participant. In the event of a termination of the Plan, the Bank may determine that the Accounts will be distributed. If the Board of Directors determines that the Plan is to be terminated and distributions are to be made, the Accounts will be distributed within the period beginning twelve (12) months after the date the Plan was terminated and ending twenty-four (24) months after the date the Plan was terminated, or pursuant to Article 5 of the Plan, if earlier, and otherwise in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(C). Any liquidation and termination of the Plan will not occur proximate to a downturn in the financial health of the Bank, as prohibited by Code Section 409A. If the Plan is terminated and Accounts are distributed, the Bank shall: (1) terminate all arrangements for Participants that are required to be aggregated with the Plan under Code Section 409A and (2) not adopt a new plan for Participants that would be aggregated with the Plan under Code Section 409A, at any time within three (3) years following the date of the termination of the Plan.
8.3    Change in Control
The Bank may terminate the Plan within 30 days prior to or twelve (12) months following a Change in Control and distribute the Accounts of the Participants or Former Participants within the twelve (12) month period following a termination of the Plan and otherwise in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B). If the Plan is terminated and Accounts are distributed in connection with a Change in Control, the Bank shall: (1) terminate all arrangements for Participants that are required to be aggregated with the Plan under Code Section 409A and (2) not adopt a new plan for Participants that would be aggregated with the Plan under Code Section 409A, at any time within three years following the date of the termination of the Plan.
8.4    Dissolution or Bankruptcy
The Plan shall automatically terminate upon a corporate dissolution or bankruptcy provided that Participants’ (or Former Participant’s) Accounts are distributed and included in the gross income of the Participants (or Former Participants) by the latest of: (i) the Plan Year in which the Plan termination, (ii) the first Plan Year in which payment of the Accounts is administratively practicable, or (iii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture and otherwise in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(C). A corporate dissolution or bankruptcy will have occurred only if the transaction qualifies as both a liquidation or reorganization under 12 United States Code Section 1446(26) and a dissolution or bankruptcy under Code Section 409A and the regulations promulgated thereunder.
ARTICLE 9.  MISCELLANEOUS PROVISIONS
9.1    Employment Rights
Nothing contained in this Plan or any modification of the Plan or act done in pursuance of this Plan shall be construed as giving any Participant or Former Participant any legal or equitable right with respect to his or her employment against the Bank (or any director, officer or employee thereof), unless specifically provided in this Plan or under applicable law, or as giving any person a right to be retained in the employ of the Bank. All employees shall remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Plan had never been established.
9.2    No Examination or Accounting
Neither this Plan nor any action taken under it shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Bank, the Plan, or the Committee, except to the extent required by law.

9.3    Records Conclusive
The records of the Bank and the Committee shall be conclusive in respect to all matters involved in the administration of the Plan to the extent permitted by applicable law.
9.4    Severability
In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and it shall be construed and enforced as if such illegal or invalid provision had never been included.
9.5    Counterparts
This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counter parts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
9.6    Taxes
The Bank shall withhold, or cause to be withheld, from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law be withheld with respect to such payment.
9.7    Binding Effect
The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Participants, Former Participants, their Beneficiaries and estates. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank thereunder.
In any agreement or plan which the Bank may enter into to effect any merger, consolidation, reorganization, or transfer of assets, except as provided in Section 8.3, the Bank agrees that it shall make appropriate provision for the preservation of the Participants’ and Former Participants’ benefits accrued under the Plan prior to such merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of the Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.
9.8    Assignment
No Participant or Former Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her benefits under the Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or Former Participant or his or her Beneficiary. In the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder. The foregoing notwithstanding, in accordance with procedures that are established by the Committee (including procedures requiring prompt notification to the affected Participant or Former Participant and each alternate payee of the receipt by the Plan or the Bank of a domestic relations order and its procedures for determining the qualified status of such order) and subject to Code Section 409A, a judicial order for purposes of or pertaining to domestic relations (which orders do not alter the amount, timing, or form of benefit other than to have it commence at the earliest permissible date) shall be honored by the Plan and the Bank if the Committee or its designee determines that such order would constitute a qualified domestic relations order (within the meaning of Section 414(p)(1)(B) of the Code) if the Plan were a qualified retirement plan under Section 401(a) of the Code.
9.9    Incapacity
If the Committee is presented with credible evidence that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. In making such a finding the Committee may rely on the advice of experts chosen by the Committee in its sole discretion. Any payment consequent on such finding shall be in complete discharge of the liability of the Plan and the Bank therefor.
9.10    Unsecured Creditor
To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.
9.11    Notice
Any election, application, claim, designation, request, notice, instruction or other communication required or permitted to be made by a Participant, Former Participant, Beneficiary, or other person to the Committee shall be made in writing and in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail, postage pre-paid or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon receipt thereof at such location.
9.12    Benefits Not Salary
The benefits payable under the Plan shall be independent of, and in addition to, any other benefits provided by the Bank and shall not be deemed salary or other remuneration by the Bank for the purpose of computing benefits to which any Participant or Former Participant may be entitled under any other plan or arrangement of the Bank.
9.13    Captions
The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.
9.14    Governing Law
The Plan is intended to constitute an unfunded Plan for a select group of employees and rights thereunder shall be construed according to the laws of the State of California, without giving effect to the choice of law principles thereof, and the laws of the United States, as applicable. The Plan shall be construed in a manner that is consistent and compliant with Section 409A of the Code, and any regulations promulgated thereunder. Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code. The Bank does not guarantee or warrant the tax consequences of the Plan, and the Participants shall in all cases be liable for any taxes due with respect to the Plan.

9.15    Addresses
Each Participant or Former Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant or Former Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the records of the Bank, shall be binding on the Participant or Former Participant and his or her Beneficiaries for all purposes of the Plan. The Bank shall not be required to search for or locate a Participant, Former Participant or his or her Beneficiary.
IN WITNESS WHEREOF, the Federal Home Loan Bank of San Francisco has caused this amendment and restatement to the Federal Home Loan Bank of San Francisco Supplemental Executive Retirement Plan, effective July 1, 2013, to be executed by its duly authorized officers, this 26th day of December, 2013.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO

Signature:	/s/ Dean Schultz
Name:	Dean Schultz
Title:	President and Chief Executive Officer

Signature:	/s/Gregory P. Fontenot
Name:	Gregory P. Fontenot
Title:	Senior Vice President, Director of Human Resources

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Schedule A
Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2003 and for subsequent Plan Years, Contribution Credits shall be credited to the Account of each Participant as follows unless the Board of Directors specifically designates that a different Schedule is applicable to such Participant.

A.1	8% of Compensation for Contribution Credit Service less than 10 years.

A.2	12% of Compensation for Contribution Credit Service of 10 or more but less than 15 years.

A.3	16% of Compensation for Contribution Credit Service of 15 years or more.
For purposes of this Schedule, Compensation shall include only Compensation earned by the Participant during the applicable Plan Year while a Participant in the Plan. Additionally, for purposes of this Schedule, Contribution Credit Service shall be determined as of the first day of the applicable Plan Year. No Contribution Credits shall be credited to the Account of any Participant under this Schedule A for, or with respect to, any year prior to 2003.

A-1

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Schedule B
Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2003 and for subsequent Plan Years, the Account of each Participant to whom the Board of Directors has specifically designated this Schedule B applies shall be credited with Contribution Credits as follows:

B.1	10% of Compensation for Contribution Credit Service less than 10 years.

B.2	15% of Compensation for Contribution Credit Service of 10 or more but less than 15 years.

B.3	20% of Compensation for Contribution Credit Service of 15 years or more..
For purposes of this Schedule, Compensation shall include only Compensation earned by the Participant during the applicable Plan Year while a Participant in the Plan. Additionally, for purposes of this Schedule, Contribution Credit Service shall be determined as of the first day of the applicable Plan Year. No Contribution Credits shall be credited to the Account of any Participant under this Schedule B for or with respect to any year prior to 2003.

B-1

2016 AMENDMENT TO
FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to Section 8.1 of the Federal Home Loan Bank of San Francisco Supplemental Executive Retirement Plan, as Amended and Restated Effective July 1, 2013 (the “Plan”), and the action of the Board of Directors, the Plan is hereby amended, effective May 12, 2016, by the addition of a new Schedule C to the Plan, which Schedule C is attached hereto.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Schedule C

Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2016 and for subsequent Plan Years, the Account of each Participant to whom the Board of Directors has specifically designated this Schedule C applies shall be credited with Contribution Credits as follows:
C.l    10% of Compensation for Contribution Credit Service less than 4 years.
C.2    15% of Compensation for Contribution Credit Service of 4 or more but less than 9 years.
C.3    20% of Compensation for Contribution Credit Service of 9 years or more.
For purposes of this Schedule, Compensation shall include only Compensation earned by the Participant during the applicable Plan Year while a Participant in the Plan. No Contribution Credits shall be credited to the Account of any Participant under this Schedule C for or with respect to any year prior to 2016.
Additional Discretionary Contribution Credit
Subject to applicable provisions of the Plan and subject to prior review and non-objection by the Federal Housing Finance Agency, if the Participant’s first Plan Year of participation is less than the full Plan Year, then, at the discretion and specific determination of the Board of Directors, an additional Contribution Credit may be credited to the Participant’s Account as of the last day of such Plan Year.
Supplemental Three Year Contribution Credit
Subject to applicable provisions of the Plan and subject to prior review and non-objection by the Federal Housing Finance Agency, the Account of a Participant to whom the Board of Directors has specifically designated that the Supplemental Three Year Contribution Credit set forth on this Schedule C applies shall be credited with additional Contribution Credits as follows:

$200,000 Contribution Credit on the thirtieth (30th) day following the Participant’s employment commencement date with the Bank.
$200,000 Contribution Credit on the first anniversary of the Participant’s employment commencement date with the Bank.
$200,000 Contribution Credit on the second anniversary of the Participant’s employment commencement date with the Bank.
No Contribution Credit shall be made under this Supplemental Three Year Contribution Credit schedule on any date set forth herein if the Participant has a Termination of Employment prior to such date; provided, however, if the Participant has a Termination of Employment prior to the second anniversary of the Participant’s employment commencement date with the Bank solely by reason of the Participant’s death, Disability, or involuntary termination by the Bank without Cause, then on the Participant’s date of Termination of Employment the Participant’s Account will be credited with a pro rata portion of the next scheduled $200,000 Contribution Credit only, with such proration based on the ratio of (i) the number of days of the Participant’s employment with the Bank following the then most recent anniversary of the Participant’s employment commencement date with the Bank (or the employment commencement date itself if the Participant has not reached the Participant’s first anniversary) to (ii) 365 days.
Notwithstanding Section 4.5 of the Plan, each Contribution Credit under this Supplemental Three Year Contribution Credit schedule only shall be fully vested immediately upon its crediting date.